UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2007

BIOMET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Indiana	0-12515	35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 31, 2007, Biomet, Inc. (“Biomet”) entered into a memorandum of understanding regarding the settlement of class action lawsuits that were filed on behalf of Biomet’s shareholders following the announcement of the merger between Biomet, LVB Acquisition, LLC and LVB Acquisition Merger Sub, Inc., dated as of December 18, 2006.

As previously disclosed in the definitive proxy statement filed with the Securities and Exchange Commission on April 24, 2007 (the “Proxy Statement”), on December 20, 2006, a purported class-action lawsuit captioned Long, et al. v. Hann, et al., was filed in Indiana State court in the County of Kosciusko. The lawsuit names as defendants each member of the Biomet board of directors at the time, Dane Miller, Ph.D. and Blackstone Capital Partners V L.P., KKR 2006 Fund L.P., Goldman Sachs Investments Ltd. and TPG Partners V, L.P. The complaint alleges, among other things, that the defendants breached, or aided and abetted the breach of, fiduciary duties owed to Biomet shareholders by Biomet’s directors in connection with, among other things, Biomet’s entry into the merger agreement. The complaint seeks, among other relief, class certification of the lawsuit, a declaration that the merger agreement was entered into in breach of the fiduciary duties of the defendants, an injunction preventing the defendants from proceeding with the merger unless and until the defendants implement procedures to obtain the highest possible sale price, an order directing the defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Biomet’s shareholders until the process for a sale of Biomet is completed and the highest price is obtained, an order directing the defendants to exercise their fiduciary duty to disclose all material information in their possession concerning the merger prior to the shareholder vote, including Biomet’s fiscal year 2007 second quarter financial results, imposition of a constructive trust upon any benefits improperly received by the defendants, an award of attorneys’ fees and expenses and such other relief as the court might find just and proper. On March 29 and 30, 2007, the defendants filed motions to dismiss the plaintiffs’ complaint, and these motions are currently pending before the court.

On January 2, 2007, a purported class action lawsuit captioned Gervasio v. Biomet, Inc., et al., was filed in the Supreme Court for the State of New York, New York County. A virtually identical action was filed on January 9, 2007, captioned Corry v. Biomet, Inc., et al., in the same court. Both of these lawsuits named as defendants Biomet, each member of its board of directors at the time, Dane Miller, Ph.D., The Blackstone Group L.P., Kohlberg Kravis Roberts & Co., Goldman Sachs Capital Partners and Texas Pacific Group. The lawsuits made essentially the same claims and sought the same relief as in the Long action described above. On January 29, 2007, defendants filed a joint motion to dismiss Gervasio. On February 14, 2007, the plaintiff in Corry voluntarily discontinued his lawsuit and informed defendants that he intended to intervene in Gervasio. On March 26, 2007, the court granted defendants’ motion to dismiss Gervasio.

Each of Biomet and the other defendants denies all of the allegations in these lawsuits, including any allegation that its current disclosures with regard to the pending merger are false, misleading or incomplete in any way. Nevertheless, without admitting any liability or wrongdoing, Biomet and other defendants in these cases have agreed in principle to settle them in order to avoid the potential cost and distraction of continued litigation and to eliminate any risk of any delay to the closing of the merger posed by these lawsuits. Such settlement is subject to execution and delivery of definitive documentation, the closing of the merger and court approval. If the settlement becomes effective, the lawsuits will be dismissed with prejudice.

Pursuant to the terms of the settlement, Biomet has agreed to make available meaningful additional information, including financial information, to its shareholders. Such additional information is contained below in this Current Report on Form 8-K and should be read in conjunction with the Proxy Statement. In return, the plaintiffs agreed to the dismissal of the actions. In addition, the consortium of private equity funds that control LVB Acquisition, LLC have agreed to cause Biomet (or its successors) to pay the legal fees and expenses of plaintiffs’ counsel, in an amount of $600,000 in the aggregate, subject to the approval by the court and the closing of the merger. This payment will not affect the amount of merger consideration to be paid in the merger. The details of the settlement will be set forth in a notice to be sent to Biomet’s shareholders prior to a hearing before the court to consider the settlement.

The settlement will not affect the merger consideration to be paid to shareholders of Biomet in connection with the proposed merger between Biomet and LVB Acquisition, LLC or the timing of the special meeting of shareholders of Biomet scheduled for Friday, June 8, 2007, beginning at 10:30 a.m., local time, in the Indiana Room, Aon Center, 200 East Randolph Drive, Chicago, Illinois 60601 to vote upon a proposal to approve the merger agreement.

* * *

The information set forth below supplements the Proxy Statement and should be read in conjunction with the Proxy Statement. All page references in the information set forth below refer to those contained in the Proxy Statement, and terms used below shall have the meanings set forth in the Proxy Statement (unless otherwise defined below).

Background of the Merger (pages 27-36)

During the course of 2005, members of Biomet’s board of directors became increasingly concerned about lagging performance in the operations of Biomet Trauma and Biomet Spine.

During the meeting in early 2006 between Dane A. Miller, Ph.D. and Strategic Bidder 1, the parties did not reach agreement on a basis for entering into a dialogue regarding a strategic transaction between the two companies.

On March 21, 2006, the date on which Dr. Miller and Mr. Niles Noblitt met with the CEO of Smith & Nephew, given the preliminary nature of the discussions, neither Dr. Miller nor Mr. Noblitt had formed an opinion as to whether there was a basis for entering into a dialogue regarding a strategic combination between Biomet and Smith & Nephew.

The members of the Strategic Alternatives Committee are Niles Noblitt, Marilyn Tucker Quayle and C. Scott Harrison, M.D.

The members of the Special Litigation Committee are Marilyn Tucker Quayle, Sandra A. Lamb and Jonathan Hiler.

Smith & Nephew’s bid proposal requested a termination fee equal to 4.0% of the deal value (i.e., approximately $435 million) and offered a reverse termination fee payable to Biomet equal to 1.0% of Smith & Nephew’s market capitalization (i.e., approximately $89 million).

According to the December 9, 2006 letter sent by certain Biomet distributors to the board of directors of Biomet stating their opposition to an acquisition of Biomet by Smith & Nephew, the basis for such distributors’ opposition was that Biomet had a unique business culture and model and such distributors feared that Biomet’s unique business culture and model would not be reproduced in a new combined environment. Biomet did not respond to the letter.

The interloper risk associated with agreeing to a transaction with Smith & Nephew was the result of public speculation that a particular strategic investor might seek to acquire Smith & Nephew.

When Kirkland & Ellis, during the board meeting that began late in the evening on December 17, 2006 and that ended in the early morning on December 18, 2006, asked the directors to reconfirm to the board whether or not any director had any conflicts of interest, Mr. Noblitt noted that his wife held a small portion of her overall investments through Goldman Sachs & Co. and its affiliated funds. The board discussed the disclosure, deemed the investments financially immaterial to Mr. Noblitt, and approved the transaction.

The merger will terminate all existing equity interests in our company, and Parent (together with any other person, including any current or former members of the management of our company, who may become a direct or indirect equity investor in Parent) will become the sole owners of our company and our business, the sole recipients of the benefits of future growth and the sole bearers of the risks of the company’s operations.

Two shareholder-derivative complaints were filed against Biomet’s current and former directors and officers related to the Company’s stock-option grants. They assert a variety of claims including claims of unjust enrichment, breach of fiduciary duty, violations of Indian Code § 23-1-35-1, abuse of control, gross mismanagement, waste of corporate assets, constructive fraud, and violation of the federal securities laws. They seek a variety of remedies, including an accounting, rescission, imposition of a constructive trust, and order directing Biomet to take necessary actions to reform and improve its corporate governance, equitable and injunctive relief impounding the proceeds of defendants’ trading activities, disgorgement of all profits and benefits from improper backdating of stock options grants, costs and disbursements of the action, punitive damages, and other equitable and injunctive relief as permitted by law. Pursuant to Indiana law, if the transaction is consummated, and the Company’s current shareholders lose their status as shareholders, the Company believes they would likely lose any ability to prosecute or partake of any recovery with regard to these suits.

Opinion of Our Financial Advisor (pages 40-46)

Comparable Company Analysis. Morgan Stanley, using publicly available information, compared certain financial and operating information of a group of selected orthopedic companies comparable to Biomet. The companies used in this comparison included the following companies:

Orthopedics Companies
Based on share prices as of December 15,2006, unless otherwise stated	Aggregate Value / 2007EEBITDA (x)	2007E P/E (x)	2007E P/E to Long TermEPS Growth (x/%)
Smith & Nephew plc	10.3	18.8	1.6

Stryker Corporation	12.7	22.7	1.1

Synthes, Inc.	14.7	27.2	1.4

Wright Medical Group, Inc.	13.1	NM	3.5

Zimmer Holdings, Inc.	12.1	19.7	1.3

Median	12.7	21.2	1.4

Biomet (As of October 20, 2006)	10.6	17.8	1.2

Biomet	12.7	21.3	1.4

Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis for the (1) Management Case, (2) Market Growth Case, (3) Discount to Market Case and (4) Street Case. Morgan Stanley discounted the unlevered free cash flows of Biomet for fiscal years 2007 through 2011 to present values using an 8.0% estimated weighted average cost of capital calculated using the Capital Asset Pricing Model. The analysis also assumed terminal values based on a range of multiples of 18.0–20.0x estimated net income to arrive at a range of present values for Biomet. Such multiple range was derived, based on Morgan Stanley’s judgment, after considering trading multiples of selected orthopedic companies comparable to Biomet and the perpetual growth rates implied by such multiples.

Precedent Transaction Analysis. Morgan Stanley also analyzed the merger as compared to other publicly announced transactions. In connection with this analysis, Morgan Stanley reviewed a number of transactions in the orthopedic industry with a value greater than $100 million, which consisted of the following transactions:

Precedent Transaction Analysis
Acquired Company	Acquiror	Aggregate Value / LTM Sales (x)	Aggregate Value / LTM EBITDA (x)
Spine-Tech, Inc.	Sulzer Medica, Ltd.	13.2	47.9

Depuy, Inc.	Johnson & Johnson	4.4	15.3

Howmedica Osteonics Corporation	Stryker Corp.	2.0	7.6

Sofamor Danek Group, Inc.	Medtronic, Inc.	9.5	28.6

STRATEC Holding	Synthes, Inc.	5.1	17.6

Centerpulse Ltd.	Zimmer Holdings, Inc.	3.6	15.7

Precedent Transaction Analysis
Acquired Company	Acquiror	Aggregate Value / LTM Sales (x)	Aggregate Value / LTM EBITDA (x)
Mathys Medizinaltechnik AG	Synthes-Stratec AG	3.9	NA

Interpore Cross International	Biomet, Inc.	3.8	30.7

Midland Medical Technologies Ltd.	Smith & Nephew plc	5.0	75.3

EMPI, Inc.	Encore Medical Corp.	2.4	NA

Implex Corp.	Zimmer Holdings, Inc.	NA	NA

Royce Medical Company	Ossur Hf.	3.2	NA

Aircast, Inc.	DJ Orthopedics, Inc.	3.0	11.9

Diagnostic Products Corp.	Siemens Ltd.	3.9	12.7

Encore Medical Corp.	The Blackstone Group	2.6	14.7

Median		3.9	15.7

Leveraged Buyout Analysis. Morgan Stanley determined the implied valuation range for Biomet common stock based on a five-year internal rate of return range of 17.5% to 22.5% and an exit multiple range of 11.0x to 13.0x, which was derived, based on Morgan Stanley’s judgment, after considering trading multiples of selected orthopedic companies comparable to Biomet.

Important Additional Information Concerning the Merger

In connection with the proposed merger, Biomet has filed a definitive proxy statement with the Securities and Exchange Commission, which was mailed to shareholders of Biomet on April 25, 2007. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. The definitive proxy statement and Biomet’s other public filings are available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. Biomet’s public filings are also available through its website under the ““Investor Information”“ tab at www.biomet.com.

Biomet and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Biomet’s participants, which may be different from those of Biomet’s shareholders generally, in the solicitation is set forth in Biomet’s definitive proxy statement relating to the merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMET, INC.

/s/ Bradley J. Tandy
	By:	Bradley J. Tandy
	Its:	Senior Vice President, General Counsel and Secretary
Date: May 31, 2007